Exhibit 99.1

Citius Pharmaceuticals Acquires Dr. Reddy’s Laboratories’ License for Late-Phase 3 Oncology Immunotherapy (E7777) for the Treatment of Cutaneous T-Cell Lymphoma and other Cancer Indications

Citius expands late-stage pipeline with the acquisition of Dr. Reddy’s exclusive license rights to E7777, an improved formulation of previously FDA-approved ONTAK®; the exclusive license is with Eisai Co. Ltd.

Patient enrollment has been completed in the Pivotal Phase 3 trial for the treatment of relapsed or refractory cutaneous T-cell lymphoma (CTCL) with a BLA filing expected by the end of 2022; if approved, the BLA will provide regulatory exclusivity for 12 years; E7777 has been granted orphan drug designation by the FDA for the treatment of CTCL

Citius’s exclusive license of E7777 is for all markets excluding certain parts of Asia and Japan; E7777 was approved in Japan for the treatment of CTCL and PTCL in 2021

Citius plans to explore the potential of E7777 to treat larger patient populations with additional indications in PTCL and immuno-oncology

CRANFORD, N.J., September 7, 2021 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR) today announced that it has entered into a definitive agreement with Dr. Reddy’s Laboratories SA, a subsidiary of Dr. Reddy’s Laboratories, Ltd. (collectively, “Dr. Reddy’s”) (NYSE: RDY) to acquire its exclusive license of E7777 (denileukin diftitox), a late-stage oncology immunotherapy for the treatment of CTCL, a rare form of non-Hodgkin lymphoma. E7777, an engineered IL-2-diphtheria toxin fusion protein, is an improved formulation of oncology agent, ONTAK®, which was previously approved by the U.S. Food and Drug Administration (FDA) for the treatment of patients with persistent or recurrent CTCL. The last patient in a Pivotal trial of E7777 has been enrolled, and a biologics license application (BLA) for E7777’s first indication in CTCL is expected to be filed with the FDA by the end of 2022.

Under the terms of this agreement, Citius will acquire Dr. Reddy’s exclusive license of E7777 from Eisai Co., Ltd. (“Eisai”) and other related assets owned by Dr. Reddy’s. Citius’s exclusive license rights include rights to develop and commercialize E7777 in all markets except for Japan and certain parts of Asia. Additionally, Citius will retain an option on the right to develop and market the product in India. Eisai retains exclusive development and marketing rights for the agent in Japan and Asia. Dr. Reddy’s will receive a $40 million upfront payment and is entitled to up to $40 million in development milestone payments related to CTCL approvals in the U.S. and other markets, up to $70 million in development milestones for additional indications, as well as commercial milestone payments and low double-digit tiered royalties on net product sales. Eisai is to receive a $6 million development milestone payment upon initial approval and additional commercial milestone payments related to the achievement of net product sales thresholds. Eisai will be responsible for completing the current CTCL clinical trial, and chemistry, manufacturing and controls (CMC) activities through the filing of a BLA for E7777 with the U.S. Food and Drug Administration (FDA). Citius will be responsible for development costs associated with potential additional indications. As of June 30, 2021, Citius had $115.7 million in cash and cash equivalents on its balance sheet and plans to fund the upfront payments for the transaction with cash on hand.

“We are expanding our late-stage pipeline with E7777, a novel formulation of a well-known and previously FDA-approved immunotherapy for the treatment of CTCL, a rare and debilitating cancer that reduces a patient’s quality of life. The addition of E7777 will allow us to accelerate serving cancer patients with critical unmet needs and provide us with a substantial near-term revenue opportunity in CTCL. There are approximately 3,000 new cases of CTCL diagnosed in the U.S. annually, resulting in approximately 30,000 to 40,000 patients suffering from CTCL at any given time. The addressable population for E7777 will be later stage, relapsed and refractory patients who require systemic therapy. We estimate that this could be approximately 30% of the CTCL population. We also believe E7777 may support substantially greater upside potential in PTCL and intend to explore additional immuno-oncology indications,” stated Myron Holubiak, President and Chief Executive Officer of Citius.

“As an oncologist who treated CTCL patients with ONTAK®, I appreciate the great need for effective therapies for CTCL patients as the disease progresses. Due to variable response rates and limited benefits of alternative therapies, we believe many patients with relapsed or refractory CTCL will have an option to be prescribed E7777, if approved, at some point during treatment of their disease. Given E7777’s improved purity compared to ONTAK®, unique mechanism of action, and the well-known safety and efficacy profile of denileukin diftitox, this new biologic could offer CTCL patients and their physicians an important and effective tool with which to manage this incurable disease. We are excited by its potential as a treatment for CTCL patients for whom first-line therapies have not worked. We also believe it may address the needs of larger populations and plan to explore its potential in additional clinical indications in PTCL and immuno-oncology. We look forward to the planned completion of the Pivotal Phase 3 trial and submission of the BLA next year,” added Dr. Myron Czuczman, Executive Vice President and Chief Medical Officer of Citius.

“This opportunity is consistent with our strategy of investing in assets that have differentiated upside potential and unique commercial advantages. With its substantially completed development work and purified formulation, now is an ideal time to add this near BLA-ready and, we believe, de-risked asset to the Citius pipeline. If approved, we intend to leverage the planned commercial infrastructure being developed for Mino-Lok® to launch E7777, providing Citius with potentially two marketed products in 2024. Our strong balance sheet will enable us to complete the transaction and, based on our current projections, continue to advance our other pipeline programs without requiring additional financing at this time,” concluded Mr. Holubiak.

About E7777

E7777 is a recombinant fusion protein that combines the interleukin-2 (IL-2) receptor binding domain with diphtheria toxin fragments. The agent specifically binds to IL-2 receptors on the cell surface, causing diphtheria toxin fragments that have entered cells to inhibit protein synthesis. E7777, a purified version of denileukin diftitox, is a reformulation of previously FDA-approved oncology treatment ONTAK®. ONTAK® was marketed in the U.S. from 2008 to 2014, when it was voluntarily withdrawn from the market to enable manufacturing improvements. These improvements resulted in E7777, which maintains the same amino acid sequence but features improved purity and bioactivity. E7777 has received regulatory approval in Japan for the treatment of CTCL and PTCL. In 2011 and 2013, the FDA granted orphan drug designation (ODD) to E7777 for the treatment of PTCL and CTCL, respectively, making it eligible for seven years of market exclusivity post-approval.

A global, multicenter, open-label, single-arm Pivotal study of E7777 in participants with recurrent or persistent CTCL (NCT01871727) is underway. The last patient has been recruited; top line results are anticipated in the first half of 2022. A BLA for E7777 is expected to be filed with the FDA by the end of 2022.

About Cutaneous T-cell Lymphoma

Cutaneous T-cell lymphoma is a type of cutaneous non-Hodgkin lymphoma (NHL) that comes in a variety of forms and is the most common type of cutaneous lymphoma. In CTCL, T-cells, a type of lymphocyte that plays a role in the immune system, become cancerous and develop into skin lesions, leading to a decrease in the quality of life of patients with this disease due to severe pain and pruritus. Mycosis Fungoides (MF) and Sezary Syndrome (SS) comprise the majority of CTCL cases. Depending on the type of CTCL, the disease may progress slowly and can take anywhere from several years to upwards of ten to reach tumor stage. However, once the disease reaches this stage, the cancer is highly malignant and has usually spread to the lymph nodes and internal organs, resulting in a poor prognosis. Given the duration of the disease, patients typically cycle through multiple systemic agents to control disease progression. CTCL affects men twice as often as women and is typically first diagnosed in patients between the ages of 50 and 60 years of age. Other than allogeneic stem cell transplantation, for which only a small fraction of patients qualify, there is currently no cure for advanced CTCL. Approximately 3,000 new cases are reported in the United States every year, with an estimated 30,000 - 40,000 individuals living with the disease.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphoma (PTCL) is an aggressive and uncommon type of NHL that develops in mature white blood cells called T-cells and natural killer (NK) cells. The most common subtypes of PTCL are peripheral T-cell lymphoma not otherwise specified (PTCL-NOS), anaplastic large-cell lymphoma (ALCL), adult T-cell leukemia/lymphoma (ATLL) and angioimmunoblastic T-cell lymphoma (AITL). Often discovered once the disease has progressed, symptoms include swelling and lumps in the lymph nodes, fever, night sweats and weight loss. Prognosis is good for ALK-positive anaplastic large cell lymphoma which tends to affect adults aged between 20 and 30. However, treatment of other subtypes of PTCL is difficult and associated with poor prognoses, as it often affects older adults in their 60s with comorbidities. Relapse is common and advances in treatment options have been slow. PTCL is a rare disease with a significant unmet medical need.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapy. The Company’s lead product candidate, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections (CRBSIs), is currently enrolling patients in a Phase 3 pivotal superiority trial. Mino-Lok® was granted Fast Track designation by the U.S. Food and Drug Administration (FDA). Through its subsidiary, NoveCite, Inc., Citius is developing a novel proprietary mesenchymal stem cell treatment derived from induced pluripotent stem cells (iPSCs) for acute respiratory conditions, with a near-term focus on acute respiratory distress syndrome (ARDS) associated with COVID-19. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to successfully integrate E7777 into our operations; the risks of relying on a third party to complete the development of E7777; risks relating to the results of research and development activities, including those from existing and new pipeline assets, including E7777; uncertainties relating to preclinical and clinical testing; our need for substantial additional funds; the early stage of products under development; our dependence on third-party suppliers; our ability to successfully undertake and complete clinical trials and the results from those trials for our product candidates; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to commercialize our products if approved by the FDA; market and other conditions; risks related to our growth strategy, including our ability to successfully integrate and develop E7777; patent and intellectual property matters; our ability to attract, integrate, and retain key personnel; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis, including E7777; our ability to procure cGMP commercial-scale supply; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2020, filed with the SEC on December 16, 2020 and updated by our subsequent filings with the SEC. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Relations for Citius Pharmaceuticals:

Ilanit Allen

Vice President, Corporate Communications and Investor Relations

T: 908-967-6677 x113

E: ir@citiuspharma.com

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